Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	May 4, 2015
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
SECOND QUARTER FINANCIAL RESULTS
ROANOKE, Va. (May 4, 2015)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,779,344 or $0.59 per average share outstanding for the quarter ended March 31, 2015. This compares to consolidated earnings of $2,846,795 or $0.60 per average share outstanding for the quarter ended March 31, 2014. CFO Paul Nester attributed the slight decline in earnings primarily due to lower volumes resulting from warmer weather as compared to the same period last year.
Earnings for the twelve months ending March 31, 2015 were $4,842,577 or $1.03 per share compared to $0.97 per share for the twelve months ended March 31, 2014. Nester attributed the higher year-over-year earnings primarily to improved utility margins and lower interest expense.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended March 31, 2015 are not indicative of the results to be expected for the fiscal year ending September 30, 2015 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.
Summary financial statements for the second quarter and twelve months are as follow:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014
Revenues	$26,431,729	$32,699,965	$69,986,769	$72,994,595
Cost of sales	16,217,959	22,538,840	40,177,884	44,549,797
Gross margin	10,213,770	10,161,125	29,808,885	28,444,798
Other operating expenses, net	5,341,235	5,085,859	20,275,673	19,166,989
Interest expense	385,162	455,657	1,689,120	1,833,895
Income before income taxes	4,487,373	4,619,609	7,844,092	7,443,914
Income tax expense	1,708,029	1,772,814	3,001,515	2,865,139
Net income	$2,779,344	$2,846,795	$4,842,577	$4,578,775
Net earnings per share of common stock:
Basic	$0.59	$0.60	$1.03	$0.97
Diluted	$0.59	$0.60	$1.03	$0.97
Cash dividends per common share	$0.1925	$0.1850	$0.7550	$0.7300
Weighted average number of common shares outstanding:
Basic	4,724,548	4,713,567	4,720,964	4,709,836
Diluted	4,728,697	4,713,983	4,723,796	4,711,348

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,
Assets	2015	2014
Current assets	$20,789,027	$24,084,243
Total property, plant and equipment, net	113,261,232	102,847,991
Other assets	9,588,656	4,510,842
Total Assets	$143,638,915	$131,443,076
Liabilities and Stockholders’ Equity
Current liabilities	$19,441,313	$33,875,514
Long-term debt	30,500,000	11,400,000
Deferred credits and other liabilities	38,555,148	33,364,737
Total Liabilities	88,496,461	78,640,251
Stockholders’ Equity	55,142,454	52,802,825
Total Liabilities and Stockholders’ Equity	$143,638,915	$131,443,076